EXHIBIT 99.1

MULTIMEDIA GAMES, INC. For more information contact: Ginny Shanks Chief Marketing Officer Multimedia Games, Inc. 512-334-7500	PRESS RELEASE Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES SECURES CREDIT AGREEMENT AMENDMENTS AND
PROVIDES UPDATE ON KEY BALANCE SHEET METRICS AS OF MARCH 31, 2010

Austin, TX, – April 7, 2010 – Multimedia Games, Inc. (Nasdaq: MGAM) ("Multimedia Games" or the "Company") announced today that it has amended its credit agreement with Comerica Bank ("Comerica") to modify certain financial covenants including the elimination of the minimum trailing twelve month EBITDA covenant, and to reduce the total borrowing capacity available to the Company from $125 million to $90 million.  Additionally, the Company reported that outstanding borrowings under the credit facility were reduced an additional $10.2 million during the Company’s fiscal 2010 second quarter and total outstanding debt as of March 31, 2010 was $59.6 million, down from $69.8 million as of December 31, 2009.  Multimedia Games reported that its cash balance as of March 31, 2010 was approximately $20.8 million, the highest reported level since 2004.

Pursuant to the amendment, Multimedia Games is now required to maintain a total trailing twelve month net debt to Consolidated EBITDA ratio (“total leverage ratio”) of no greater than 1.5x.  This new total leverage ratio replaces a prior covenant that required the Company to maintain a minimum trailing twelve month Consolidated EBITDA of $60 million.  The new total leverage ratio now considers both the Company’s debt and cash levels, so, as the Company generates more cash or reduces debt, the calculated ratio becomes more favorable to the Company.  As of December 31, 2009, Multimedia Games’ total leverage ratio was less than 1.0.  In addition, under the terms of the amended credit agreement, the calculation of Consolidated EBITDA for the purposes of evaluating compliance with the specified covenants now allows for the add-back of a rolling $10 million in general non-cash charges on a trailing twelve-month basis in lieu of specific items as provided in the previous definition of Consolidated EBITDA.

In connection with the amendment, Multimedia Games also elected to reduce the total borrowing capacity under its credit agreement to $90 million from the previous total borrowing capacity of $125 million.  The $90 million in capacity is split equally between the term loan and the revolver, both of which mature in April of 2012.  The Company’s interest rate remains unchanged with a LIBOR floor of 2%.  Multimedia Games will pay a one-time fee of 27.5 basis points of the $90 million borrowing capacity as well as other customary fees associated with the amendment.

Patrick Ramsey, Interim CEO commented, “By actively managing our capital structure and balance sheet to provide appropriate financial flexibility, we remain focused on the Company’s initiatives to pursue further market expansion, new product development for both Class II and Class III markets, and other growth initiatives.”

Adam Chibib, Chief Financial Officer of Multimedia Games, commented, “The amendment to the credit agreement, which now focuses on a total leverage ratio, rather than a minimum EBITDA, for the purposes of maintaining compliance with the credit agreement, acknowledges the Company’s significant debt reduction progress and the simultaneous growth of our cash balances.  We value our relationship with Comerica and appreciate all of the banks in our syndicate working with us to amend the agreement in a manner that benefits all parties.

“Furthermore, we expect that the amendment to the credit facility will reduce the potential impact of the regulatory and legislative uncertainty in the Alabama charity bingo market as that market is no longer expected to directly affect our ability to remain in compliance with operating covenants in our credit agreement.”

Multimedia Games expects to report fiscal 2010 second quarter financial results for the period ended March 31, 2010, on Thursday, May 6, 2010 and will provide details of its conference call and webcast shortly.

The Fourth Amendment to Credit Agreement will be filed today with the Securities and Exchange Commission as Exhibit 99.1 to the Company’s Current Report on Form 8-K and will be accessible at the Company’s website at http://ir.multimediagames.com/sec.cfm or at www.sec.gov.

About Multimedia Games
Gaming technology developer and distributor, Multimedia Games, is a creator and supplier of comprehensive systems, content and electronic gaming units for Class III and Class II Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Multimedia Games has approximately 16,000 gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for approximately 12,500 video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  Multimedia Games is focused on the further development of new gaming systems and products for the markets it currently serves as well as for new domestic and international market opportunities.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games and its board of directors’ current expectations and projections of future events and facts and circumstances present as of the date of this press release.  All forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “will,” “believe,” “maintain,” “eliminate,” “continue,” “becomes,” “evaluate,” “now,” “allows,” “focus,” “initiate,” “pursue,” “further,” “expand,” “develop,” “grow,” “progress,” “expect,” “potential,” “impact,” “affect,” “able,” “remain,” or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its organizational structure, products and markets are intended to identify such forward-looking statements.  These forward-looking statements include, among other things, references to future actions, new agreements, projects, strategies and organizational structure, future performance, outcomes of contingencies and future financial results of either Multimedia Games or its customers.

These forward-looking statements reflect the current views and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’ performance and / or the outcome of its initiatives to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to: the risk inherent to implementing new strategies, directives and / or initiatives; the possible negative effects of local and national economic conditions on both commercial and tribal gaming markets; unfavorable changes in laws, regulatory requirements or unanticipated enforcement action which may affect us, our agreements, our games or our customers, and/or adverse decisions by courts, regulators and/or governmental bodies; our ability to comply with restrictions contained in our credit facility, as amended; and risks in the financial market in general and our ability to achieve financial targets in particular.  Other important risks and uncertainties that may affect our business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in Multimedia Games’ filings with the Securities and Exchange Commission.  Multimedia Games disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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